MEMORANDUM

                                    FT 3589
                              File No. 333-181511

      The Prospectus and the Indenture filed with Amendment No. 1 of the Registration Statement on Form S-6 have been revised to reflect information regarding the execution of the Indenture and the deposit of Securities on June 19, 2012 and to set forth certain statistical data based thereon. In addition, there are a number of other changes described below.

                                 THE PROSPECTUS

Cover Page        The date of the Trust has been added.

Page 3            The following information for the Trust appears:

                  The Aggregate Value of Securities initially deposited has been added.

                  The initial number of units of the Trust

                  Sales charge

                  The Public Offering Price per Unit as of the business day before the Initial Date of Deposit

                  The Mandatory Termination Date has been added.

Page  5           The  Report  of  Independent Registered Public
                  Accounting Firm has been completed.


Page 6            The Statement of Net Assets has been completed.

Pages 7-8         The Schedule of Investments has been completed.

Back Cover        The date of the Prospectus has been included.

  THE TRUST AGREEMENT AND STANDARD TERMS AND CONDITIONS OF TRUST

           The   Trust  Agreement  has  been  conformed  to  reflect  the
           execution thereof.

                                   CHAPMAN AND CUTLER LLP


June 19, 2012